FUND PARTICIPATION AGREEMENT
     THIS AGREEMENT is entered into as of the 1st day of October, 2008, among John Hancock Life Insurance Company (U.S.A.), John Hancock Life Insurance Company of New York, John Hancock Life Insurance Company, John Hancock Variable Life Insurance Company (collectively, “Manulife”), John Hancock Trust (“JHT”), an open-end management investment company organized under the laws of the Commonwealth of Massachusetts, having a business address of 601 Congress Street, Boston, Massachusetts 02210, BlackRock Variable Series Funds, Inc. (the “Variable Series Funds”), an open-end management investment company having a business address of 40 East 52nd Street, New York, New York 10022, BlackRock Advisors, LLC (“BAL”), having a business address of 40 East 52nd Street, New York, New York 10022 and BlackRock Investments, Inc. (“BII”), a broker-dealer registered as such under the Securities Exchange Act of 1934, as amended (the “1934 Act”), having a business address of 760 40 East 52nd Street, New York, New York 10022.
WITNESSETH:
     WHEREAS, Manulife has issued or proposed to issue to the public, now and in the future, certain variable annuity contracts and variable life insurance policies (the “Contracts”); and
     WHEREAS, Manulife has established one or more separate accounts (the “Accounts”) for the purposes of issuing the Contracts and has or will register each Account (unless the Account is exempt from such registration) with the United States Securities and Exchange Commission (the “SEC”) as a unit investment trust under the Investment Company Act of 1940, as amended (the “1940 Act”); and
     WHEREAS, the Variable Series Funds is divided into various series, including the BlackRock Global Allocation V.I. Fund (the “Master Fund”) which is subject to certain fundamental investment policies which may not be changed without a majority vote of the shareholders of the Master Fund; and
     WHEREAS, JHT is divided into various series or portfolios (the “Portfolios”), including the BlackRock Global Allocation Trust (the “JHT Feeder Fund”) which is subject to certain fundamental investment restrictions which may not be changed without a majority vote of the shareholders of the JHT Feeder Fund; and
     WHEREAS, each Account is divided into subaccounts which invest in corresponding Portfolios as the underlying investment media for the Contracts; and
     WHEREAS, the JHT Feeder Fund will invest all of its assets in the Master Fund, and therefore the Master Fund (through the JHT Feeder Fund) will serve as the underlying investment medium for the Contracts; and
     WHEREAS, the Variable Series Funds has received a “Mixed and Shared Funding Order” from the SEC granting relief from certain provisions of the 1940 Act and the rules thereunder to the extent necessary to permit shares of the Master Fund to be sold to variable annuity and life insurance separate accounts of unaffiliated insurance companies (the “Mixed and Shared Funding Order”); and
     WHEREAS, BAL is duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and is the investment adviser for the Master Fund; and
     WHEREAS, to the extent permitted by applicable insurance laws and regulations, the JHT Feeder Fund proposes to hold as its only investment security shares of the Master Fund, with the JHT Feeder Fund having the same investment objectives and policies and fundamental investment policies as the Master Fund;
     NOW, THEREFORE, in consideration of the foregoing and of mutual covenants and conditions set forth herein and for other good and valuable consideration, Manulife, JHT, the Variable Series Funds, BAL and BII hereby agree as follows:
1. The Variable Series Funds and BII each represents and warrants to Manulife and JHT that: (i) a registration statement under the Securities Act of 1933 (the “1933 Act”) and under the 1940 Act with respect to the Variable Series Funds and the Master Fund has been filed with the SEC in the form previously delivered to Manulife and JHT and has been declared effective, and copies of any and all amendments or supplements thereto will be forwarded to Manulife as soon as reasonably practicable after they are filed with the SEC; (ii) the shares of the Master Fund are or will be registered under the 1933 Act prior to their issuance or sale and will be issued, sold and distributed in compliance in all material respects with all applicable state and federal laws, rules and regulations. (iii) the Variable Series Funds is, and shall be at all times while this Agreement is in force, lawfully organized, validly existing and in good standing under the laws of the State of Maryland; (iv) the Variable Series Funds is and shall remain registered as an open-end management investment company under the 1940 Act; (v) the Variable Series Funds’ and the Master Fund’s registration statement and any further amendments or supplements thereto will, when they become effective, conform in all material respects to the requirements of the 1933 Act and the 1940 Act, and the rules and regulations of the SEC thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Master Fund or the Variable Series Funds by Manulife expressly for use therein; and (vi) that it has full power and authority to execute, deliver and perform its duties and comply with its obligations under this Agreement.
1a. The Variable Series Funds and BII each represents and warrants to Manulife and JHT that the Master Fund is currently qualified as a Regulated Investment Company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, and that they will use reasonable best efforts to maintain such qualification (under Subchapter M of the Code or any successor or similar provision) and that they will notify Manulife and JHT immediately upon having a reasonable basis for believing that the Master Fund has ceased to so qualify or that the Master Fund might not so qualify in the future.

2. Manulife represents and warrants to the Variable Series Funds, the Master Fund and BII that the Contracts are or will be registered under the 1933 Act prior to the issuance or sale of the Contracts or are exempt from or not subject to registration thereunder, and that the Contracts will be issued, sold and distributed in compliance in all material respects with all applicable state and federal laws, rules and regulations. Manulife further represents and warrants that each Account has been, or will be, established as a segregated asset account under applicable law and that interests in each Account are offered exclusively through the purchase of or transfer into a “variable contract,” within the meaning of such terms under Section 817 of the Code and the regulations thereunder. Manulife will use its reasonable best efforts to continue to meet such definitional requirements, and it will notify the Variable Series Funds and the Master Fund immediately upon having a reasonable basis for believing that such requirements have ceased to be met or might not be met in the future. Manulife further represents and warrants that each Account has registered or, prior to the issuance or sale of the Contracts, will register as a unit investment trust in accordance with the 1940 Act (unless exempt from registration) to serve as segregated asset accounts for the Contracts, and that Manulife will maintain such registration for so long as any Contracts are outstanding to the extent required by applicable law. Manulife shall amend all registration statements under the 1933 Act and the 1940 Act, as applicable, with respect to both the Accounts and the Contracts from time to time as may be required by applicable law. Manulife shall register and qualify the Contracts for sale in accordance with the securities laws of the various states only if and to the extent deemed necessary by Manulife.
2a. JHT represents and warrants to the Variable Series Funds, the Master Fund and BII that the shares of the JHT Feeder Fund are or will be registered under the 1933 Act prior to their issuance or sale and will be issued, sold and distributed in compliance in all material respects with all applicable state and federal laws, rules and regulations. JHT further represents and warrants that it has been lawfully organized, is validly existing and in good standing under the laws of the Commonwealth of Massachusetts, is registered as an open-end management investment company under the 1940 Act and to serve as an investment vehicle for the Accounts, will maintain such registration for so long as it serves as such an investment vehicle and has a principal underwriter, John Hancock Distributors , LLC (JHD), which is registered as a broker-dealer under the 1934 Act. JHT further represents that it has full power, authority and legal right to execute, deliver and perform its duties and comply with its obligations under this Agreement. JHT shall amend all registration statements under the 1933 Act and the 1940 Act, as applicable, with respect to the shares of the JHT Feeder Fund from time to time as required by applicable law. JHT shall register and qualify the shares of the JHT Feeder Fund for sale in accordance with the securities laws of the various states only if and to the extent deemed necessary by JHT.
3. Manulife represents and warrants to the Variable Series Funds and BII that the Contracts are currently and at the time of issuance will be treated as annuity contracts and life insurance policies, as applicable, under applicable provisions of the Code, that it will maintain such treatment and that it will notify the Variable Series Funds and BII immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future.
3a. Manulife, on behalf of itself and JHT, represents and warrants that it has established and maintains an anti-money laundering (“AML”) program that includes written policies, procedures and internal controls reasonably designed to identify its Contract holders and has undertaken appropriate due diligence efforts to “know its customers” in accordance with all applicable AML regulations in its jurisdiction including, where applicable, the USA PATRIOT Act of 2001 (the “Patriot Act”). Manulife further confirms that it will monitor for suspicious activity in accordance with the requirements of the Patriot Act and any other applicable law. Manulife agrees to provide the Variable Series Funds and the Master Fund with such information as they may reasonably request, including but not limited to the filling out of questionnaires, attestations and other documents, to enable the Variable Series Funds and the Master Fund to fulfill their obligations under the Patriot Act, and, upon their request, to file a notice pursuant to Section 314 of the Patriot Act and the implementing regulations related thereto to permit the voluntary sharing of information between the parties hereto. Upon filing such a notice Manulife agrees to forward a copy to the Variable Series Funds and the Master Fund, and further agree to comply with all requirements under the Patriot Act and implementing regulations concerning the use, disclosure, and security of any information that is shared.
3b. Manulife acknowledges and agrees that it is the responsibility of Manulife to determine investment restrictions under state insurance law applicable to the JHT Feeder Fund, and that the Variable Series Funds and the Master Fund shall bear no responsibility to Manulife, for any such determination or the correctness of such determination. Manulife has determined that the investment restrictions set forth in the current Master Fund Prospectus are sufficient to comply with all investment restrictions under state insurance laws that are currently applicable to the Master Fund and the JHT Feeder Fund as a result of the Accounts’ investments therein. Manulife shall inform the Variable Series Funds and the Master Fund of any additional investment restrictions imposed by state insurance law after the date of this agreement that may become applicable to the Master Fund or the JHT Feeder Fund from time to time as a result of the Accounts’ investments therein. Upon receipt of any such information from Manulife, the Variable Series Funds shall determine whether it is in the best interests of shareholders to comply with any such restrictions. If the Variable Series Funds determines that it is not in the best interests of shareholders to comply with a restriction determined to be applicable by Manulife, the Variable Series Funds shall so inform Manulife, and the Variable Series Funds and Manulife shall discuss alternative accommodations in the circumstances which may include, at the option of Manulife, Manulife’s withdrawal of its investments from the Master Fund.
4. The Variable Series Funds will furnish to Manulife and JHT such information with respect to the Master Fund in such form and signed by such of its officers as Manulife and/or JHT may reasonably request, and will warrant that the statements therein contained when so signed will be true and correct to the best of its knowledge. The Variable Series Funds will advise Manulife and JHT as soon as reasonably practicable of: (a) any non-routine request by the SEC (i) for amendment of the registration statement relating to the Master Fund or (ii) for additional information; (b) the issuance by the SEC of any order suspending the effectiveness of the registration statement of the Master Fund or initiating any proceeding for that purpose; or (c) the institution of any proceeding, investigation or hearing involving the offer or sale of the Master Fund of which it becomes aware; or (d) the happening of any material event, if known, which makes untrue any statement made in the registration statement of the Master Fund or which requires the making of a change therein in order to make any statement therein not misleading.

4a. Manulife shall provide to the Variable Series Funds or its designee a copy of language that would be used in any prospectus or statement of additional information for the Contracts in which the Variable Series Funds, the Master Fund, BAL or BII (collectively, the “Fund Entities”) is named at the time of or prior to the filing of such document with the SEC. Upon request, Manulife shall provide to the Variable Series Funds or its designee a copy of each piece of sales literature or other promotional material in which any of the Fund Entities is named, at least ten Business Days prior to its use. No such prospectus, statement of additional information or piece of sales or promotional material shall be publicly distributed if the Variable Series Funds or its designee reasonably objects to such public distribution and promptly communicates such objection to Manulife.
4b. At the reasonable request of the Variable Series Funds or its designee, Manulife shall furnish, or shall cause to be furnished, as soon as practical, to the Variable Series Funds or its designee copies of the following reports if such reports are publicly available:
1)	Manulife’s annual financial report (prepared under generally accepted accounting principles (“GAAP”), if any;

2)	Manulife’s quarterly statements, if any;

3)	any financial statement, proxy statement, notice or report of Manulife sent to policyholders;

4)	any registration statement (without exhibits) and financial reports of Manulife filed with any state insurance regulator.
5. The Variable Series Funds will use its best efforts to register for sale under the 1933 Act and, if required, under state securities laws, such additional shares of the Master Fund as may reasonably be necessary for investment by the JHT Feeder Fund under this Agreement.
6. The Variable Series Funds agrees to make Class I shares of the Master Fund available to the JHT Feeder Fund.
6a. BAL and the Variable Series Funds shall report to Manulife any material error in the calculation of the net asset values, dividends or capital gain information of the Master Fund as soon as practicable upon discovery. In the event of any material error in the calculation or communication of net asset value, dividends or capital gain information or delay in the reporting thereof by BAL or the Variable Series Funds, the Variable Series Funds will act in accordance with its then current policies and procedures relating to error correction, which policies and procedures shall be in accordance with the 1933 Act and 1940 Act (and any applicable regulations thereunder) and SEC policies regarding pricing errors, including in regards to when the party responsible for the error must compensate a fund or its shareholders for any losses.
7. Master Fund shares to be made available to the JHT Feeder Fund shall be sold by the Variable Series Funds and purchased or redeemed by JHT for the JHT Feeder Fund at the net asset value (without the imposition of a sales load) next computed after receipt of the purchase or redemption order by the Variable Series Funds or its designee (or the Variable Series Funds’

transfer agent), as established in accordance with the provisions of the then current prospectus of the Master Fund. For purposes of this Paragraph 7, Manulife shall be a designee of the Variable Series Funds for receipt of such orders from the JHT Feeder Fund, and receipt by such designee as of 4:00 p.m. Eastern time shall constitute receipt by the Variable Series Funds; provided that the Variable Series Funds receives notice of such order by 9:30 a.m. Eastern time on the following Business Day. “Business Day” shall mean any day on which the New York Stock Exchange (“NYSE”) is open for trading and on which the Master Fund calculates its net asset value pursuant to the rules of the SEC. The Variable Series Funds will make its shares available for purchase by JHT and the JHT Feeder Fund at the applicable net asset value per share on those days on which the Variable Series Funds calculates its net asset value pursuant to the rules of the SEC, and the Variable Series Funds shall calculate such net asset value on each day on which the NYSE is open for trading. The Variable Series Funds shall make the net asset value per share of the Master Fund available to JHT on a daily basis as soon as reasonably practical after the Variable Series Funds calculates its net asset value per share and in no event later than 6:30 p.m. Eastern time. The Variable Series Funds is responsible for maintaining net asset values for the Master Fund in accordance with the requirements of the 1940 Act and its current prospectus. Shares of the Master Fund shall be ordered in such quantities and at such times as determined by JHT to be necessary to meet the requirements of the JHT Feeder Fund.
7a. Manulife will not aggregate orders received from its Contract holders after the close of trading on the New York Stock Exchange (generally, 4:00 p.m. Eastern Time) (“Market Close”) with such orders received before Market Close.
8. With respect to payment of the purchase price by Manulife or JHT and of the redemption proceeds by the Variable Series Funds, Manulife or JHT and the Variable Series Funds shall net purchase and redemption orders with respect to the Master Fund and shall transmit one net payment for the Master Fund in accordance with Paragraph 9 hereof.
9. In the event of net purchases, Manulife or JHT shall pay for the shares of the Master Fund by 4:00 p.m. Eastern Time on the Next Business Day after an order to purchase such shares is made in accordance with the provisions of Paragraph 7 hereof. In the event of net redemptions, the Variable Series Funds shall pay redemption proceeds by 4:00 p.m. Eastern Time on the next Business Day after an order to redeem such shares is made in accordance with the provisions of Paragraph 7 hereof. All such payments shall be in federal funds transmitted by wire.
10. The Variable Series Funds reserves the right to suspend or terminate sales of the Master Fund’s shares to JHT and the JHT Feeder Fund if such action is required by law, or if the Board of Directors of the Variable Series Funds (the “Board”), while exercising its independent judgment and acting in good faith and in light of its fiduciary duties under federal law and any applicable state laws, deems it necessary, appropriate and in the best interest of the Master Fund and its shareholders or in response to the order of an appropriate regulatory authority.
10a. JHT reserves the right to suspend or terminate purchases of the Master Fund’s shares at any time.
11. The Contracts funded through the Accounts will provide for the allocation of net amounts among certain subaccounts for investment in such shares of the Master Fund (through the JHT Feeder Fund) as may be offered from time to time in the Contracts. The selection of the particular subaccount is to be made by the Contract owner and such selection may be changed in accordance with the terms of the Contracts.
12. Transfer of the Master Fund’s shares will be by book entry only. No stock certificates will be issued to the JHT Feeder Fund or JHT. Shares ordered from the Master Fund will be recorded by BAL or its designee or the Variable Series Funds’ transfer agent as instructed by JHT in an appropriate title for the JHT Feeder Fund.
13. The Variable Series Funds shall furnish notice promptly to JHT of any dividend or distribution payable on any shares of the Master Fund held by the JHT Feeder Fund. JHT hereby elects to receive all such dividends and distributions as are payable on shares of the Master Fund recorded in the title for the JHT Feeder Fund in additional shares of the Master Fund. The Variable Series Funds shall notify JHT of the number of shares so issued. JHT reserves the right to revoke this election and to receive all such income dividends and capital gain distributions in cash.
13a. Purchase and redemption orders shall be provided by Manulife or JHT in such written or electronic form (including, without limitation, facsimile) as may be mutually acceptable to Manulife, JHT and the Variable Series Funds. In the event that Manulife, JHT and the Variable Series Funds agree to use a form of written or electronic communication which is not capable of recording the time, date and recipient of any communication and confirming good transmission, Manulife and JHT each agrees that it shall be responsible for confirming with the Variable Series Funds that any communication sent by it was in fact received by the Variable Series Funds in proper form and in accordance with the terms of this Agreement. The Variable Series Funds and its agents shall be entitled to rely upon, and shall be fully protected from all liability in acting upon, the instructions of the authorized individuals of Manulife or JHT.
13b. The parties have entered into a Shareholder Information Agreement, dated October 1, 2008 for the purpose of facilitating compliance with Rule 22c-2 under the 1940 Act and the rights of the Variable Series Funds to reject purchase orders, including exchanges.
14. The Variable Series Funds shall pay all expenses incidental to its performance under this Agreement. The Variable Series Funds shall see to it that all of the Master Fund’s shares are registered and authorized for issue in accordance with applicable federal and state securities laws prior to their purchase by the JHT Feeder Fund. The Variable Series Funds shall bear the expenses for the cost of registration of its shares, preparation of the Master Fund’s prospectuses, proxy materials and reports, the printing and distribution of such items (to the extent required by applicable law) to Contract owners who have allocated net amounts to any subaccount investing in the JHT Feeder Fund, the postage of sending all statements and notices required from it by any federal or state law, and taxes on the issue or transfer of the Master Fund’s shares subject to this Agreement. The Variable Series Funds, at its expense, will make available to Manulife and JHT at their request, at least once a year, enough copies of the Master Fund’s Statement of Additional Information as may be necessary to distribute one to each Contract owner who requests such Statement of Additional Information. The Variable Series Funds or its designee, at the Variable Series Funds’ expense, shall print and provide such Statement of Additional Information to

Manulife (or a master of such Statement of Additional Information suitable for duplication by Manulife) for distribution to prospective Contract owners who request such Statement of Additional Information. The Variable Series Funds shall provide, at its expense, such documentation (in camera ready form) and other assistance as is reasonably necessary in order for Manulife and JHT once each year (or more frequently if the prospectus for the Master Fund is amended) to have the prospectus or prospectuses for the Contracts, JHT and the Master Fund printed together in one or more documents (the cost of such printing to be allocated among Manulife, JHT and the Variable Series Funds based on the portion of the cost attributable to the prospectus for each).
15. Manulife and JHT shall pay all expenses incidental to their respective performances under this Agreement. Manulife shall bear the expenses for the cost of preparation and delivery of the Contract, JHT and Master Fund prospectuses to be sent to prospective Contract owners.
16. Manulife represents and warrants to the Variable Series Funds that any information furnished in writing by Manulife and JHT to the Variable Series Funds for use in the registration statement of the Master Fund will not result in the registration statement’s failing to conform in all respects to the requirements of the 1933 Act and the 1940 Act and the rules and regulations thereunder or containing any untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.
17. Manulife, JHT and their affiliates shall make no representations concerning the Master Fund’s shares except those contained in the then current registration statement of the Master Fund, in such printed information subsequently issued on behalf of the Master Fund or the other funds managed by BAL as supplemental to the appropriate fund prospectus or registration statement or in material approved by BAL.
18. Shares of the Variable Series Funds may be offered to separate accounts of various insurance companies in addition to Manulife and otherwise in accordance with the Mixed and Shared Funding Order. Shares of the Variable Series Funds shall be sold only to investors permitted by Treas. Reg. Section 1.817-5(f).
18a. Manulife and JHT each represents and warrants that the JHT Feeder Fund is a permitted investor in the Master Fund in accordance with Section 817(h)(4)(A) of the Code.
19. The parties to this Agreement recognize that due to differences in tax treatment or other considerations, the interests of various Contract owners participating in the JHT Feeder Fund or the Master Fund might, at some time, be in conflict. Manulife agrees to promptly report to the Board, and the Variable Series Funds agrees to promptly report to Manulife, any potential or existing conflicts of which it is aware. Manulife will assist the Board in carrying out its responsibilities under the Mixed and Shared Funding Order by providing the Board with all information reasonably necessary for it to consider any issues raised including, but not limited to, information as to a decision by Manulife to disregard Contract owner voting instructions. The Board shall have sole authority to determine if an irreconcilable material conflict exists and its implications. An irreconcilable material conflict may arise for a variety of reasons, including: (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-

action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of the Master Fund are being managed; (e) a difference in voting instructions given by variable annuity contract and variable life insurance contract owners; or (f) a decision by an insurer to disregard the voting instructions of contract owners. If it is determined by a majority of the Board members, or a majority of the Board members who are not affiliated with BAL (the “Disinterested Members”), that such an irreconcilable material conflict exists with respect to the Contracts, the Board will promptly notify Manulife and JHT of the existence of such irreconcilable material conflict and its implications. Manulife will, at its own expense, take whatever action it deems necessary to remedy such conflict; in any case, Contract owners will not be required to bear such expenses. Such action could include , without limitation, withdrawing the assets allocable to some or all of the Accounts from the Master Fund and reinvesting such assets in a different investment medium, including (but not limited to) another fund of the Variable Series Funds. Notwithstanding the foregoing, in the event that the Board determines, in its sole discretion, that Manulife’s remedial action does not adequately remedy any material irreconcilable conflict, Manulife, with the approval of the SEC, or JHT will withdraw its investment from the Master Fund and terminate this Agreement within six (6) months after the Board informs Manulife and JHT in writing of the foregoing determination or as provided in Paragraph 25 of this Agreement.
19a. Upon request, Manulife shall submit to the Board such reports, materials or data as the Board may reasonably request so that the Board may fully carry out the duties imposed upon it by the Mixed and Shared Funding Order, and said reports, materials and data shall be submitted more frequently if deemed appropriate by the Board.
19b. If and to the extent that (a) Rule 6e-2 and Rule 6e-3 (T) under the 1940 Act are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules promulgated thereunder with respect to mixed or shared funding (as defined in the application for the Mixed and Shared Funding Order) on terms and conditions materially different from those contained in the application for the Mixed and Shared Funding Order, or (b) the terms and conditions of the Mixed and Shared Funding Order are materially amended, then the Variable Series Funds and/or Manulife or both, as appropriate, shall take such steps as may be reasonably necessary (a) to comply with Rules 6e-2 and 6e-3 (T), as amended, and Rule 6e-3, as adopted, to the extent such rules are applicable, or (b) to conform this Agreement to the terms and conditions contained in the Mixed and Shared Funding Order as the same may be amended.
20. BAL agrees to diversify the Master Fund in accordance with the requirements of Section 817(h) of the Code relating to the diversification requirements for variable annuity, endowment and life insurance contracts.
21. Manulife agrees to indemnify and hold harmless the Variable Series Funds, BAL or BII and each of their respective affiliates, Board, officers, employees and agents (collectively, the “Indemnified Parties” for purposes of Paragraphs 21 and 21a) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of Manulife, which consent shall not be unreasonably withheld, delayed or conditioned) and expenses (including the reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal fees incurred in connection therewith) (collectively,

“Losses”) to which the Indemnified Parties may be subject under any statute, at common law or otherwise, insofar as such Losses arise as a result of Manulife’s:
(a)	making untrue statements or alleged untrue statements of any material facts in the Contracts’ registration statements, prospectuses or sales literature or omitting material facts or the alleged omitting of material facts required to be stated therein or necessary to make the statements therein not misleading;

(b)	making untrue statements of material facts that the Variable Series Funds includes in its prospectus and sales and other materials, provided the Variable Series Funds relies on information supplied by Manulife;

(c)	unlawful conduct with respect to the sale of the Contracts, shares of the JHT Feeder Fund or shares of the Master Fund; or

(d)	breaching this Agreement or a representation or warranty set forth in this Agreement;
provided, however, that indemnification will not be provided hereunder for any such Losses that result from the willful malfeasance, bad faith or negligence of the Indemnified Parties or from the reckless disregard by those Indemnified Parties that are parties to this Agreement of their respective duties and obligations arising under this Agreement, including, without limitation, the representations and warranties in Section 1 of this Agreement.
21a. JHT agrees to indemnify and hold harmless the Indemnified Parties against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of JHT, which consent shall not be unreasonably withheld, delayed or conditioned) and expenses (including the reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal fees incurred in connection therewith) (collectively, “Losses”) to which the Indemnified Parties may be subject under any statute, at common law or otherwise, insofar as such Losses arise as a result of JHT’s:
(a)	making untrue statements or alleged untrue statements of any material facts in JHT’s registration statements or prospectuses or omitting material facts or the alleged omitting of material facts required to be stated therein or necessary to make the statements therein not misleading;

(b)	making untrue statements of material facts that the Variable Series Funds includes in its prospectus and sales and other materials, provided the Variable Series Funds relies on information supplied by JHT;

(c)	unlawful conduct by JHT with respect to the sale of shares of the JHT Feeder Fund; or

(d)	breaching this Agreement or a representation or warranty set forth in this Agreement;

provided, however, that indemnification will not be provided hereunder for any such Losses that result from the willful malfeasance, bad faith or negligence of the Indemnified Parties or from the reckless disregard by those Indemnified Parties that are parties to this Agreement of their respective duties and obligations arising under this Agreement, including, without limitation, the representations and warranties in Section 1 of this Agreement.
22. Each of BAL and BII, jointly and severally, agrees to indemnify and hold harmless Manulife and JHT and each of their respective affiliates, Board, officers, employees and agents (collectively, the “Indemnified Parties” for purposes of this Paragraph 22) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of BAL, which consent shall not be unreasonably withheld, delayed or conditioned) and expenses (including the reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal fees incurred in connection therewith) (collectively, “Losses”) to which the Indemnified Parties may be subject under any statute, at common law or otherwise, insofar as such Losses arise as a result of BAL’s or the Variable Series Funds’ or BII’s:
(a)	making untrue statements or alleged untrue statements of any material facts in the registration statements, prospectuses or sales literature for the Variable Series Funds or the Master Fund or omitting material facts or the alleged omitting of material facts required to be stated therein or necessary to make the statements therein not misleading;

(b)	making untrue statements of material facts about BAL, the Variable Series Funds and/or the Master Fund that Manulife or JHT includes in its prospectus and sales and other materials, provided Manulife or JHT relies on information supplied by BAL, BII or the Variable Series Funds

(c)	unlawful conduct by BAL, BII or the Variable Series Funds with respect to the sale of shares of the Master Fund; or

(d)	breaching this Agreement or any representation or warranty set forth in this Agreement;
provided, however, that indemnification will not be provided hereunder for any such Losses that result from the willful malfeasance, bad faith or negligence of the Indemnified Parties or from the reckless disregard by those Indemnified Parties that are parties to this Agreement of their respective duties and obligations arising under this Agreement, including, without limitation, the representations and warranties in Section 2 of this Agreement.
22a. There shall be no indemnification under this Agreement with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified in writing the party or parties against whom indemnification is sought within a reasonable time after the summons, or other first written notification, giving information of the nature of the claim shall have been served upon or otherwise received by such Indemnified Party (or after such Indemnified Party shall have received notice of service upon or other notification to any designated agent), but failure to notify the party or parties against whom indemnification is sought of any such claim shall not relieve any such party from any liability which it may have to the Indemnified Parties in the absence of the indemnification provisions of Paragraphs 21, 21a and 22 of this Agreement.
22b. In case any action is brought against an Indemnified Party as described above, the applicable indemnifying party shall be entitled to participate, at its own expense, in the defense of such action. Such indemnifying party shall also be entitled to assume the defense thereof, with counsel reasonably satisfactory to the Indemnified Party named in such action. After notice from the indemnifying party to the Indemnified Party of an election to assume such defense, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the indemnifying party will not be liable to the Indemnified Party under this Agreement for any legal or other expenses subsequently incurred by such Indemnified Party independently in connection with the defense thereof other than reasonable costs of investigation.
23. Manulife shall be responsible for assuring that the Accounts calculate pass-through voting privileges of the Contract owners in a manner consistent with the Mixed and Shared Funding Order.
24. Each party hereto shall cooperate with each other party and all appropriate governmental authorities (including, but not limited to, the SEC, FINRA and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.
25. The parties understand that there is no intention to create a joint venture in the subject matter of this Agreement. Accordingly, the right to terminate this Agreement and to engage in any activity not inconsistent with this Agreement is absolute. This Agreement will terminate:
(a) at the option of Manulife, JHT or the Variable Series Funds upon ten (10) calendar days’ prior written notice to the other party if a final, non-appealable, administrative or judicial decision is entered against the other party which has a material impact on the Contracts;
(b) at the option of the Variable Series Funds or BII, upon institution of formal proceedings against Manulife or JHT by the FINRA, the SEC, the insurance commission of any state or any other regulatory body (as applicable) that relate to the sales of the Contracts or the shares of the JHT Feeder Fund and that are reasonably expected to materially impair the ability of Manulife and JHT to meet and perform their respective obligations and duties under this Agreement.
(c) at the option of Manulife or JHT, upon institution of formal proceedings against the Variable Series Funds or BII by the FINRA, the SEC or any other regulatory body (as applicable) that relate to the sales of the shares of the JHT Feeder Fund and that are reasonably expected to materially impair the ability of the Variable Series Funds and BII to meet and perform their respective obligations and duties under this Agreement.
(d) at the option of Manulife or JHT, upon thirty (30) calendar days’ prior written notice, if the shares of the Master Fund are not reasonably available for investment by the

JHT Feeder Fund and if the Variable Series Funds upon written request fails to provide reasonable assurance that it will take action to cure such lack of availability;
(e) at the option of Manulife, immediately if the Master Fund fails to meet the requirements for either diversification under Section 817 or regulated investment company status under Subchapter M of the Code,;
(f) at the option of Manulife or the Variable Series Funds, immediately upon prompt notice to the other party in the event the Master Fund’s shares are not registered, issued or sold in accordance with applicable state and/or federal law or such law precludes the use of such shares as an underlying investment for the Contracts issued or to be issued by Manulife;
(g) at the option of the Variable Series Funds or BII, immediately upon prompt notice to Manulife if the Internal Revenue Service determines that the Contracts cease to qualify as annuity contracts or life insurance policies, as applicable, under the Code, or if the Variable Series Funds or BII reasonably believes that the Contracts have failed to so qualify;
(h) at the option of the Variable Series Funds or BII, if either shall determine, in its sole judgment exercised in good faith, that Manulife or JHT is in material breach of any material obligation under this Agreement and such breach shall continue unremedied for thirty (30) calendar days after receipt by Manulife or JHT, as applicable, of notice in writing from Variable Series Funds or BII of such breach;
(i) at the option of Manulife or JHT, if either shall determine, in its sole judgment exercised in good faith, that the Variable Series Funds or BII is in material breach of any material obligation under this Agreement and such breach shall continue unremedied for thirty (30) calendar days after receipt by the Variable Series Funds or BII, as applicable, of notice in writing from Manulife or JHT of such breach;
(j) by any party upon sixty (60) days written notice to the other parties;
(k) by mutual written agreement at any time.
The effective date for termination pursuant to any notice given under this Paragraph shall be calculated beginning with the date of receipt of such notice.
26. All notices, consents, waivers, and other communications under this Agreement must be in writing, and will be deemed to have been duly received: (a) when delivered by hand (with written confirmation of receipt); (b) when sent by facsimile (with written confirmation receipt), provided that a copy is mailed by registered mail, return receipt requested; or (c) the day after it is sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to the Variable Series Funds:
BlackRock Variable Series Funds, Inc.
40 East 52nd Street
New York, NY 10022
Attention: General Counsel
If to BII:
BlackRock Investments, Inc.
40 East 52nd Street
New York, NY 10022
Attention: General Counsel
If to BAL:
BlackRock Advisors, LLC
40 East 52nd Street
New York, NY 10022
Attention: General Counsel
If to Manulife or JHT:
John Hancock
601 Congress Street
Boston, MA 02210
Attn: John D. Danello
27. If this Agreement terminates, any provision of this Agreement necessary to the orderly windup of business under it, including the continued availability of the Master Fund pursuant to Paragraph 28 below, will remain in effect as to such business, after termination.
28. Notwithstanding any termination of this Agreement, the Variable Series Funds and BII shall, at the option of Manulife, continue to make available additional shares of the Master Fund pursuant to the terms and conditions of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement (the “Existing Contracts”), except as otherwise provided under Paragraph 10 of this Agreement. Specifically, without limitation, the owners of the Existing Contracts shall be permitted to transfer or reallocate investments under the Contracts, redeem investments in the Master Fund and/or invest in the Master Fund as permitted by the Master Fund’s then-current prospectus upon the making of additional purchase payments under the Existing Contracts.
29. The obligations of JHT under this Agreement are not binding upon any of the Trustees, officers, employees or shareholders of JHT individually, but bind only the JHT Feeder Fund’s assets. When seeking satisfaction for any liability of JHT in respect of this Agreement, BAL, the Variable Series Funds and BII agree not to seek recourse against said Trustees, officers, employees or shareholders, or any of them, or any of their personal assets for such satisfaction.

Notwithstanding the foregoing, if BAL, the Variable Series Funds or BII seeks satisfaction for any liability of JHT in respect of this Agreement, each may seek recourse against Manulife for any amounts due BAL, the Variable Series Funds or BII and not recovered from JHT.
30. This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts and subject to the provisions of all applicable federal securities laws and the terms shall be construed in accordance therewith.
31. This Agreement and the parties’ rights, duties, and obligations under this Agreement are not transferable or assignable by any of them without the express, prior written consent of the other parties hereto, with such consent not to be unreasonably withheld. Any attempt by a party to transfer or assign this Agreement or any of its rights, duties or obligations under this Agreement without such consent is void.
32. In addition to any provision of this Agreement which specifically states that it survives termination of this Agreement, the following Paragraphs shall survive any termination hereof: 22-23 and 27-39.
33. BAL represents and warrants that it has the right to license the “BlackRock” name (the “BlackRock Mark”) and hereby grants each of Manulife and JHT the limited, non-exclusive, non-assignable, non-transferable right to use the BlackRock Mark solely in connection with the Contracts and the JHT Feeder Fund. Manulife and JHT shall not be permitted to use any logos or other marks of BAL, BlackRock, Inc. or its affiliates (“BLACKROCK, INC.”), and Manulife and JHT shall be required to obtain BAL’s prior consent, which consent shall not be unreasonably withheld, delayed or conditioned, with respect to the first instance of any type of use of the BlackRock Mark. Manulife and JHT agree to use the BlackRock Mark solely in accordance with the Contracts and the JHT Feeder Fund.
34. Ownership of the BlackRock Mark shall remain with BLACKROCK, INC. Manulife and JHT shall not: (i) register or attempt to register any identical and/or deceptively similar domain name, trademark, service mark or trade name to the BlackRock Mark either in the United States or in any country throughout the world; or (ii) challenge the rights of BLACKROCK, INC. in the BlackRock Mark. Manulife and JHT acknowledge that the BlackRock Mark represents valuable goodwill of BLACKROCK, INC. and its use shall inure to the benefit of BLACKROCK, INC. Any variations or derivative works of the BlackRock Mark (including, without limitation, any stylization, colorization or design) shall be the sole and exclusive property of BLACKROCK, INC., regardless of who created the same; provided, that in no event shall Manulife or JHT stylize, colorize, utilize an associated design or create any variant or modification of the BlackRock Mark without the prior written consent of BAL. To the extent the same does not automatically become the property of BLACKROCK, INC., Manulife and JHT hereby grant all right, title and interest in and to such variation or derivative work of the BlackRock Mark (including, without limitation, any stylization, colorization or design) to BLACKROCK, INC., and Manulife and JHT agree to execute any documentation reasonably requested by BLACKROCK, INC. to document the same.
35. To protect the value of the BlackRock Mark, Manulife and JHT agree that BAL expressly reserves the right to inspect the quality of goods and services provided by Manulife and JHT under the BlackRock Mark to ensure that such quality is maintained and for the purpose of maintaining BLACKROCK, INC.’s rights in the BlackRock Mark under applicable trademark laws. If BAL reasonably determines that it is necessary or desirable for Manulife and JHT to make changes in the use of the BlackRock Mark in order to maintain the required quality, BAL shall so advise Manulife and JHT and they shall promptly review such proposals and implement them within a reasonable and mutually agreed timeframe. Without limiting the foregoing, Manulife and JHT shall fully comply with the trademark marking provisions, as applicable, of the intellectual property laws of the United States and, upon reasonable request of BAL, shall provide samples of the applicable materials containing the same.
36. Manulife’s and JHT’s rights to use the BlackRock Mark under this Agreement shall immediately cease on the earlier of the termination of this Agreement or the expiration of this Agreement.
37. This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.
38. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.
39. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, to which the parties hereto are entitled under state and federal laws.
40. No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by all parties.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested as of the date first above written.

BLACKROCK VARIABLE SERIES FUNDS, INC.

Attest:	By:	/s/Donald C. Burke
	Its:	Chief Executive Office

BLACKROCK INVESTMENTS, INC.

Attest:	By:	/s/Frank Porcelli

	Its:	Frank Porcelli
Managing Director
Head of U.S. Retail

BLACKROCK ADVISORS, LLC

Attest:	By:	/s/Anne Ackerley

	Its:	Anne Ackerley
Managing Director
Chief Operating Officer — PC Group USC

JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.) (on behalf of itself and the Accounts)

Attest:	By:	/s/James Boyle

JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK (on behalf of itself and the Accounts)

Attest:	By:	/s/James Boyle

JOHN HANCOCK LIFE INSURANCE COMPANY (on behalf of itself and the Accounts)

Attest:	By:	/s/James Boyle

JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY (on behalf of itself and the Accounts)

Attest:	By:	/s/James Boyle

JOHN HANCOCK TRUST

Attest:	By:	/s/Keith F. Hartstein Keith F. Hartstein
President